POWER OF ATTORNEY RELATING TO
STATEMENTS ON SCHEDULE 13D OR 13G
AND REPORTS UNDER SECTION 16

The undersigned hereby constitutes and appoints each of Karen Colonias, Brian J. Magstadt, Sunny H. Leung and Kevin Swartzendruber, each acting individually, as the undersigned's true and lawful agent and attorney-in-fact, each with full power and authority for and on behalf of the undersigned to prepare or cause to be prepared, sign, file with the Securities and Exchange Commission and furnish to any other person all certificates, instruments, agreements and documents necessary to comply with section 13(d) and section 16 of the Securities Exchange Act of 1934, as amended (the "Act"), and the rules and regulations thereunder, in connection with securities of Simpson Manufacturing Co., Inc. and to do and perform every act proper and convenient to be done incident to the exercise of foregoing power, as fully as the undersigned might or could do if personally present, it being understood that any certificate, instrument, agreement or document executed by any such attorney-in-fact on behalf of the undersigned pursuant to this power of attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such person's discretion.

The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is Simpson Manufacturing Co., Inc. assuming, any of the undersigned's responsibilities to comply with section 13 or section 16 of the Act.

Date:  October 19, 2017

By:  /s Sharon Simpson
Print Name:  SHARON SIMPSON